Exhibit 3.2

Amendments to The Coca-Cola Company’s By-Laws
Adopted April 17, 2008

The following amendments to the By-Laws of The Coca-Cola Company were adopted by the Board of Directors on April 17, 2008:

ARTICLE I
SHAREHOLDERS

“Section 5. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors or the ~~President~~Chief Executive Officer. Special meetings shall be held at the place, date and time fixed by the Secretary.”

“Section 7. Organization. The Chairman of the Board of Directors shall preside at all meetings of shareholders. In the absence of, or in case of a vacancy in the office of, the Chairman of the Board of Directors, the Chief Executive Officer, the President, or in ~~his~~the President’s absence or in the event that the Board of Directors has not selected a President, any Senior Executive Vice President, Executive Vice President, Senior Vice President or Vice President in order of seniority as specified in this sentence, and, within each classification of office in order of seniority in time in that office, shall preside. The Secretary of the Company shall act as secretary at all meetings of the shareholders and in the Secretary's absence, the chairman of the meeting may appoint a secretary.

The Board of Directors of the Company shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and the authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meetings to shareholders of record of the Company and their duly authorized and constituted proxies, and such other persons as the chairman of the meeting shall permit, (iv) restrictions on entries to the meeting after the time affixed for the commencement thereof, (v) limitations on the time allotted to the questions or comments by participants and (vi) regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.”

ARTICLE V
OFFICERS:

“Section 1. Officers of the Company. The officers of the Company shall be selected by the Board of Directors and shall be a Chairman of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may elect ~~a~~one or more Vice Chairman, President and a Controller and one or more of the following: Senior Executive Vice President, Executive Vice President, Senior Vice President, Assistant Vice President, Assistant Secretary, Associate Treasurer, Assistant Treasurer, Associate Controller and Assistant Controller. Two or more offices may be held by the same person.

The Company may have a General Counsel who shall be appointed by the Board of Directors and shall have general supervision of all matters of a legal nature concerning the Company, unless the Board of Directors has also appointed a General Tax Counsel, in which event the General Tax Counsel shall have general supervision of all tax matters of a legal nature concerning the Company.

The Company may have a Chief Financial Officer who shall be appointed by the Board of Directors and shall have general supervision over the financial affairs of the Company. The Company may also have a Chief of Internal Audits who shall be appointed by the Board of Directors.”

“Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall ~~be the Chief Executive Officer of the Company and, subject to the overall direction and supervision~~preside over meetings of the Board of Directors ~~and committees thereof, shall be in general charge of the affairs of the Company;~~ and shall consult and advise with the Board of Directors and committees thereof on the business and the affairs of the Company.  The Chairman of the Board of Directors shall have such other duties as may be assigned by the Board of Directors.

Section 5. Chief Executive Officer.  The Chief Executive Officer, subject to the overall direction and supervision of the Board of Directors and committees thereof, shall be in general charge of the affairs of the Company, and shall consult and advise with the Board of Directors and committees thereof on the business and the affairs of the Company.  The Chief Executive Officer shall have the power to make and execute contracts and other instruments, including powers of attorney, on behalf of the Company and to delegate such power to others.

Section ~~5.~~6. President. The Board of Directors may select a President who shall have such powers and perform such duties, including those of Chief Operating Officer, as may be assigned by the Board of Directors or by the ~~Chairman of the Board of Directors~~Chief Executive Officer. In the absence or disability of the President, his or her duties shall be performed by ~~such Vice Presidents~~the Chief Executive Officer or such persons as the ~~Chairman of the~~ Board of Directors or the ~~Board of Directors~~Chief Executive Officer may designate. The President shall also have the power to make and execute contracts on the Company's behalf and to delegate such power to others.

Section ~~6.~~7. Vice Presidents. Each Senior Executive Vice President, Executive Vice President, Senior Vice President and Vice President shall have such powers and perform such duties as may be assigned to the officer by the Board of Directors or by the ~~Chairman of the Board of Directors or the President~~Chief Executive Officer.

Section ~~7.~~8. Secretary. The Secretary shall keep minutes of all meetings of the shareholders and of the Board of Directors, and shall keep, or cause to be kept, minutes of all meetings of committees of the Board of Directors, except where such responsibility is otherwise fixed by the Board of Directors. The Secretary shall issue all notices for meetings of the shareholders and Board of Directors and shall have charge of and keep the seal of the Company and shall affix the seal attested by the Secretary's signature to such instruments as may properly require same. The Secretary shall cause to be kept such books and records as the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President may require; and shall cause to be prepared, recorded, transferred, issued, sealed and cancelled certificates of stock as required by the transactions of the Company and its shareholders. The Secretary shall attend to such correspondence and such other duties as may be incident to the office of the Secretary or assigned by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President.

In the absence of the Secretary, an Assistant Secretary is authorized to assume the duties herein imposed upon the Secretary.

Section ~~8.~~9. Treasurer. The Treasurer shall perform all duties and acts incident to the position of Treasurer, shall have custody of the Company funds and securities, and shall deposit all money and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be authorized, taking proper vouchers for such disbursements, and shall render to the Board of Directors, whenever required, an account of all the transactions of the Treasurer and of the financial condition of the Company. The Treasurer shall vote all of the stock owned by the Company in any corporation and may delegate this power to others. The Treasurer shall perform such other duties as may be assigned to the Treasurer and shall report to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the ~~Chairman of the Board of Directors~~Chief Executive Officer.

In the absence of the Treasurer, an Assistant Treasurer is authorized to assume the duties herein imposed upon the Treasurer.

Section ~~9.~~10. Controller. The Board of Directors may select a Controller who shall keep or cause to be kept in the books of the Company provided for that purpose a true account of all transactions and of the assets and liabilities of the Company. The Controller shall prepare and submit to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the ~~Chairman of the Board of Directors~~Chief Executive Officer, such financial statements and schedules as may be required to keep the Chief Financial Officer and the ~~Chairman of the Board of Directors~~Chief Executive Officer currently informed of the operations and financial condition of the Company, and perform such other duties as may be assigned by the Chief Financial Officer or the ~~Chairman of the Board of Directors~~Chief Executive Officer.

In the absence of the Controller, an Assistant Controller is authorized to assume the duties herein imposed upon the Controller.

Section ~~10.~~11. Chief of Internal Audits. The Board of Directors may select a Chief of Internal Audits, who shall cause to be performed, and have general supervision over, auditing activities of the financial transactions of the Company, including the coordination of such auditing activities with the independent accountants of the Company and who shall perform such other duties as may be assigned to him from time to time. The Chief of Internal Audits shall report to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the ~~Chairman of the Board of Directors~~Chief Executive Officer. From time to time at the request of the Audit Committee, the Chief of Internal Audits shall inform that committee of the auditing activities of the Company.

Section ~~11.~~12. Assistant Vice Presidents. The Company may have Assistant Vice Presidents who shall be appointed by a committee whose membership shall include one or more executive officers of the Company (the "Committee"). Each such Assistant Vice President shall have such powers and shall perform such duties as may be assigned from time to time by the Committee, the ~~Chairman of the Board of Directors~~Chief Executive Officer, the President or any Vice President, and which are not inconsistent with the powers and duties granted and assigned by these By-Laws or the Board of Directors. Assistant Vice Presidents appointed by the Committee shall be subject to removal at any time, with or without cause, by the Committee. Annually the Committee shall report to the Board of Directors who it has appointed to serve as Assistant Vice Presidents and their respective responsibilities.”

ARTICLE VIII
CAPITAL STOCK:

“Section 1. Form and Execution of Certificates. The certificates of shares of the capital stock of the Company shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed by the Chairman of the Board of Directors or the Chief Executive Officer or the President, or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Each certificate of stock shall certify the number of shares owned by the shareholder in the Company.

A facsimile of the seal of the Company may be used in connection with the certificates of stock of the Company, and facsimile signatures of the officers named in this Section may be used in connection with said certificates. In the event any officer whose facsimile signature has been placed upon a certificate shall cease to be such officer before the certificate is issued, the certificate may be issued with the same effect as if such person was an officer at the date of issue.”